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Exhibit 99.(a)(1)(ix)

Friday, 15 August 2003

SPIRENT plc (London Stock Exchange: SPT; New York Stock Exchange: SPM)
Documents for the Spirent Stock Option Plan Option Exchange Program

        At an Extraordinary General Meeting held on 9 July 2003, Spirent plc (Spirent) shareholders approved the Option Exchange Program and the renewal of the Spirent Stock Option Plan (SSOP). Accordingly, Spirent is today commencing the Option Exchange Offer for eligible employee holders of stock options under the SSOP. Under the terms of the Option Exchange Offer, eligible employees will be able to exchange their "underwater" options (i.e. options having an exercise price of £1.40 per share or greater) for replacement options as provided under the Option Exchange Program. The Offer, which is commencing today, 15 August 2003, will expire at 5:00 p.m. US Eastern time on 15 September 2003, unless extended.

        The Option Exchange Program documentation (collectively referred to as the "OEP Package") consists of the Tender Offer Statement filed with the U.S. Securities and Exchange Commission on Schedule TO and all exhibits thereto, including the Option Exchange Offer document (and all schedules thereto) and the Option Election Agreement and Promise to Grant Stock Options.

        A copy of the OEP Package has been submitted to the UK Listing Authority, and will be available for inspection from 15 August 2003 at the UK Listing Authority's Document Viewing Facility, which is situated at:

Financial Services Authority
25 The North Colonnade
Canary Wharf
London
E14 5HS
Tel: +44 (0) 20 7676 1000

        Copies of the above documents are also being filed with the U.S. Securities and Exchange Commission and are available for inspection at http://www.sec.gov.

Yours faithfully

Warren Nash

Spirent plc, Spirent House, Fleming Way, Crawley, West Sussex, RH10 9QL, United Kingdom
Tel +44 (0) 1293 767676 Fax +44 (0) 1293 767677 www.spirent.com
Registered in England Number 470893 Registered at the above office.

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  Exhibit 99.(a)(1)(ix)